Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Aidan Gormley -Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com
Financial Analysts -
	Robin J. Davenport, Vice President, Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock symbol:	PH - NYSE

Parker Reports Fiscal 2018 Fourth Quarter and Full Year Results

–	Fourth quarter sales increased 9% to an all-time quarterly record of $3.82 billion

–	Demand remained strong with fourth quarter organic growth of 9% and order rates increased 8%

–	Fourth quarter total segment operating margins a record at 16.9% as reported, 17.5% adjusted

–	Fourth quarter EPS increased 22% to $2.62, or an increase of 31% to $3.22, on an adjusted basis

–	Fourth quarter EBITDA margins increased 100 bps to 17.4%, or 18.8% on an adjusted basis

–	Full year operating cash flow reached a record $1.6 billion or 11.2% of sales

–	Fiscal 2019 full year guidance anticipates another record year for sales and operating margins

CLEVELAND, August 2, 2018 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2018 fourth quarter and full year ended June 30, 2018. Fiscal 2018 fourth quarter sales increased 9% to $3.82 billion compared with $3.50 billion in the prior year quarter. Net income increased 20% to $353.3 million compared with $293.4 million in the prior year quarter. Fiscal 2018 fourth quarter earnings per share increased 22% to $2.62, compared with $2.15 in the fiscal 2017 fourth quarter. On an adjusted basis, earnings per share increased 31% to $3.22, compared with $2.45 in the prior year quarter. A reconciliation of non-GAAP measures is included in the financial tables of this press release.

For the full year, fiscal 2018 sales were $14.3 billion, a 19% increase compared with $12.0 billion in fiscal year 2017. Net income was $1,061.3 million, an 8% increase compared with $983.8 million in fiscal 2017. Earnings per share increased 8% to $7.83 compared with $7.25 per share in the prior year. Adjusted earnings per share increased 28% to $10.42 compared with $8.11 per share in fiscal 2017.

Cash flow from operations for fiscal year 2018 was $1.6 billion or 11.2% of sales, compared with $1.3 billion or 10.8% of sales in the prior year period. Excluding a discretionary pension contribution, fiscal 2017 full year cash flow from operations was 12.7% of sales. Free cash flow conversion in fiscal year 2018 was 127%. During the fourth quarter of fiscal 2018, the company’s significant uses of cash included debt repayment of $925 million, a quarterly dividend payment of $100 million and the repurchase of $150 million in Parker shares.

“We ended fiscal 2018 by achieving a number of records in the quarter, which contributed to Parker delivering the strongest year of financial performance in the company’s history,” said Chairman and Chief Executive Officer, Tom Williams.  “Sales were a record in the fourth quarter with organic growth of 9%, more than double the rate of growth for global industrial production.  Order rates also increased 8%, indicating continued strong market demand. Total segment operating margins reached a record 16.9%, or 17.5% adjusted, with strong performance across all operating segments, and EBITDA margins increased to 17.4% or 18.8% adjusted.

“For the year, Parker achieved records in sales, segment operating margins, earnings per share and cash flow from operations. We deployed cash efficiently to pay down debt, maintain our dividend increase record and repurchase shares. Fiscal 2018 demonstrates the success of the Win Strategy™ and reflects the engagement and dedication of our global team members.”

Fiscal 2018 Fourth Quarter Segment Results
Diversified Industrial Segment: North American fourth quarter sales increased 8% to $1.8 billion, and operating income increased 20% to $313.5 million compared with $261.5 million in the same period a year ago. International fourth quarter sales increased 12% to $1.4 billion, and operating income increased 26% to $203.3 million compared with $161.5 million in the same period a year ago.

Aerospace Systems Segment: Fourth quarter sales increased 6% to $636.4 million, compared with $602.8 million in the prior year period, and operating income increased 13% to $126.7 million compared with $111.7 million in the same period a year ago.

Parker reported the following orders for the quarter ending June 30, 2018, compared with the same quarter a year ago:

•	Orders increased 8% for total Parker

•	Orders increased 9% in the Diversified Industrial North America businesses

•	Orders increased 5% in the Diversified Industrial International businesses

•	Orders increased 10% in the Aerospace Systems Segment on a rolling 12-month average basis

Outlook
For the fiscal year ending June 30, 2019, the company has issued guidance for earnings from continuing operations in the range of $10.50 to $11.30 per share, or $10.70 to $11.50 per share on an adjusted basis. Fiscal year 2019 guidance is adjusted on a pre-tax basis for expected business realignment expenses of approximately $22 million and CLARCOR costs to achieve of approximately $13 million. Guidance assumes organic sales growth in the range of 2.3% to 5.1%.

Williams added, “Fiscal 2019 will see us make continued progress toward achieving our new five-year financial targets that will maintain Parker’s position among the best performing diversified industrial companies and generate significant long-term value for our shareholders. While we have made meaningful progress, we have the opportunity to drive further improvement by building upon our strong financial position and distinct competitive advantages.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2018 fourth quarter and full year results are available to all interested parties via live webcast today at 11:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test. A replay of the webcast will be accessible on Parker's investor relations website, www.phstock.com, approximately one hour after the completion of the call, and will remain available for one year. To register for e-mail notification of future events and information available from Parker please visit www.phstock.com.

Parker Hannifin is a Fortune 250 global leader in motion and control technologies. For more than 100 years the company has engineered the success of its customers in a wide range of diversified industrial and aerospace markets. Parker has increased its annual dividend per share paid to shareholders for 62 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. Learn more at www.parker.com or @parkerhannifin.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly % change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems Segment.

Note on Non-GAAP Numbers
This press release contains references to (a) earnings per share and segment operating margins without the effect of business realignment charges, CLARCOR costs to achieve, U.S. Tax Cuts and Jobs Act adjustments, the net loss on sale and writedown of assets, and acquisition-related expenses; (b) the effect of business realignment charges, CLARCOR costs to achieve on forecasted earnings from continuing operations per share; (c) and cash flows from operations without the effect of a discretionary pension contribution. The effects of business realignment charges, CLARCOR costs to achieve, U.S. Tax Reform adjustments, the net loss on sale and writedown of assets, acquisition-related expenses and a discretionary pension contribution are removed to allow investors and the company to meaningfully evaluate changes in earnings per share, segment operating margins and cash flows from operations on a comparable basis from period to period. This press release also contains references to EBITDA and adjusted EBITDA. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before business realignment charges, CLARCOR costs to achieve, the loss on sale and writedown of assets and acquisition-related expenses. Although EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, we believe that it is useful to an investor in evaluating the results of this quarter and full year versus the prior periods.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. These statements may be identified from the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “potential,” “continues,” “plans,” “forecasts,” “estimates,” “projects,” “predicts,” “would,” “intends,” “anticipates,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance.

Among other factors which may affect future performance and earnings projections are: economic conditions within the company’s key markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. Additionally, the actual impact of the U.S. Tax Cuts and Jobs Act may affect future performance and earnings projections as the amounts reflected in this period are preliminary estimates and exact amounts will not be determined until a later date, and there may be other judicial or regulatory interpretations of the U.S. Tax Cuts and Jobs Act that may also affect these estimates and the actual impact on the company. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance of the company are, as applicable: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments; disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions, including the integration of CLARCOR; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully capital allocation initiatives, including timing, price and execution of share repurchases; availability, limitations or cost increases of raw materials, component products and/or commodities that cannot be recovered in product pricing; ability to manage costs related to insurance and employee retirement and health care benefits; compliance costs associated with environmental laws and regulations; potential labor disruptions; threats associated with and efforts to combat terrorism and cyber-security risks; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; global competitive market conditions, including global reactions to U.S. trade policies, and resulting effects on sales and pricing; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - JUNE 30, 2018				Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands except per share amounts)	2018	2017	2018	2017

Net sales	$3,817,477	$3,496,238	$14,302,392	$12,029,312
Cost of sales	2,835,885	2,654,682	10,762,841	9,188,962
Selling, general and administrative expenses	422,423	402,352	1,657,152	1,453,935
Interest expense	53,040	52,787	213,873	162,436
Other expense (income), net	8,202	(14,194)	(33,751)	(104,662)
Income before income taxes	497,927	400,611	1,702,277	1,328,641
Income taxes	144,599	107,252	640,962	344,797
Net income	353,328	293,359	1,061,315	983,844
Less: Noncontrolling interests	72	54	514	432
Net income attributable to common shareholders	$353,256	$293,305	$1,060,801	$983,412

Earnings per share attributable to common shareholders:
Basic earnings per share	$2.66	$2.20	$7.98	$7.37
Diluted earnings per share	$2.62	$2.15	$7.83	$7.25

Average shares outstanding during period - Basic	132,696,489	133,278,324	133,004,613	133,377,547
Average shares outstanding during period - Diluted	135,001,851	136,154,741	135,426,834	135,559,764

Cash dividends per common share	$0.76	$0.66	$2.74	$2.58

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE
(Unaudited)	Three Months Ended June 30,		Twelve Months Ended June 30,
(Amounts in dollars)	2018	2017	2018	2017
Earnings per diluted share	$2.62	$2.15	$7.83	$7.25
Adjustments:
Business realignment charges	0.10	0.11	0.26	0.30
Clarcor costs to achieve	0.04	—	0.20	—
Net loss on sale and writedown of assets	0.39	—	0.41	—
U.S. Tax Reform one-time impact, net	0.07	—	1.72	—
Acquisition-related expenses	—	0.19	—	0.56
Adjusted earnings per diluted share	$3.22	$2.45	$10.42	$8.11

RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Unaudited)
(Dollars in thousands)	Three Months Ended June 30,
	2018	2017
Net sales	$3,817,477	$3,496,238

Earnings before income taxes	$497,927	$400,611
Depreciation and amortization	114,769	118,686
Interest expense	53,040	52,787
EBITDA	665,736	572,084
Adjustments:
Business realignment charges	17,843	21,437
Clarcor costs to achieve	8,292	—
Loss on sale and writedown of assets	26,513	—
Acquisition-related expenses	—	36,303
Adjusted EBITDA	$718,384	$629,824

EBITDA margin	17.4%	16.4%
Adjusted EBITDA margin	18.8%	18.0%

PARKER HANNIFIN CORPORATION - JUNE 30, 2018				Exhibit 99.1
BUSINESS SEGMENT INFORMATION
	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in thousands)	2018	2017	2018	2017
Net sales
Diversified Industrial:
North America	$1,804,948	$1,665,483	$6,726,900	$5,366,809
International	1,376,118	1,227,999	5,259,793	4,377,776
Aerospace Systems	636,411	602,756	2,315,699	2,284,727
Total net sales	$3,817,477	$3,496,238	$14,302,392	$12,029,312
Segment operating income
Diversified Industrial:
North America	$313,493	$261,509	$1,076,021	$873,552
International	203,340	161,499	765,188	579,207
Aerospace Systems	126,735	111,732	397,970	337,496
Total segment operating income	643,568	534,740	2,239,179	1,790,255
Corporate general and administrative expenses	58,471	51,925	200,901	172,632
Income before interest expense and other expense	585,097	482,815	2,038,278	1,617,623
Interest expense	53,040	52,787	213,873	162,436
Other expense	34,130	29,417	122,128	126,546
Income before income taxes	$497,927	$400,611	$1,702,277	$1,328,641

RECONCILIATION OF TOTAL SEGMENT OPERATING MARGIN TO ADJUSTED TOTAL SEGMENT OPERATING MARGIN
(Unaudited)
(Dollars in thousands)	Three Months Ended		Three Months Ended
	June 30, 2018		June 30, 2017
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$643,568	16.9%	$534,740	15.3%
Adjustments:
Business realignment charges	17,843		20,653
Clarcor costs to achieve	8,292		—
Acquisition-related expenses	—		32,182
Adjusted total segment operating income	$669,703	17.5%	$587,575	16.8%

PARKER HANNIFIN CORPORATION - JUNE 30, 2018		Exhibit 99.1
CONSOLIDATED BALANCE SHEET
	June 30,	June 30,
(Dollars in thousands)	2018	2017
Assets
Current assets:
Cash and cash equivalents	$822,137	$884,886
Marketable securities and other investments	32,995	39,318
Trade accounts receivable, net	2,145,517	1,930,751
Non-trade and notes receivable	328,399	254,987
Inventories	1,621,304	1,549,494
Prepaid expenses	134,886	120,282
Total current assets	5,085,238	4,779,718
Plant and equipment, net	1,856,237	1,937,292
Deferred income taxes	57,623	36,057
Goodwill	5,504,420	5,586,878
Intangible assets, net	2,015,520	2,307,484
Other assets	801,049	842,475
Total assets	$15,320,087	$15,489,904

Liabilities and equity
Current liabilities:
Notes payable	$638,466	$1,008,465
Accounts payable	1,430,306	1,300,496
Accrued liabilities	929,833	933,762
Accrued domestic and foreign taxes	198,878	153,137
Total current liabilities	3,197,483	3,395,860
Long-term debt	4,318,559	4,861,895
Pensions and other postretirement benefits	1,177,605	1,406,082
Deferred income taxes	234,858	221,790
Other liabilities	526,089	336,931
Shareholders' equity	5,859,866	5,261,649
Noncontrolling interests	5,627	5,697
Total liabilities and equity	$15,320,087	$15,489,904

PARKER HANNIFIN CORPORATION - JUNE 30, 2018		Exhibit 99.1
CONSOLIDATED STATEMENT OF CASH FLOWS
	Twelve Months Ended June 30,
(Dollars in thousands)	2018	2017

Cash flows from operating activities:
Net income	$1,061,315	$983,844
Depreciation and amortization	466,085	355,229
Stock incentive plan compensation	118,831	80,339
Loss (gain) on sale of businesses	19,666	(41,285)
(Gain) loss on disposal of assets	(24,422)	1,494
(Gain) on sale of marketable securities	(2)	(1,032)
Loss on sale and impairment of investments	33,759	—
Net change in receivables, inventories and trade payables	(268,280)	5,741
Net change in other assets and liabilities	227,463	(126,943)
Other, net	(34,128)	45,084
Net cash provided by operating activities	1,600,287	1,302,471
Cash flows from investing activities:
Acquisitions (net of cash of $157,426 in 2017)	—	(4,069,197)
Capital expenditures	(247,667)	(203,748)
Proceeds from sale of plant and equipment	81,881	14,648
Proceeds from sale of businesses	177,741	85,610
Purchases of marketable securities and other investments	(80,607)	(465,666)
Maturities and sales of marketable securities and other investments	83,905	1,279,318
Other, net	4,837	(6,113)
Net cash provided by (used in) investing activities	20,090	(3,365,148)
Cash flows from financing activities:
Net payments for common stock activity	(377,359)	(335,876)
Net (payments for) proceeds from debt	(939,325)	2,463,884
Dividends	(365,288)	(345,380)
Net cash (used in) provided by financing activities	(1,681,972)	1,782,628
Effect of exchange rate changes on cash	(1,154)	(56,718)
Net (decrease) in cash and cash equivalents	(62,749)	(336,767)
Cash and cash equivalents at beginning of period	884,886	1,221,653
Cash and cash equivalents at end of period	$822,137	$884,886

PARKER HANNIFIN CORPORATION - JUNE 30, 2018		Exhibit 99.1

RECONCILIATION OF CASH FLOW FROM OPERATIONS TO ADJUSTED CASH FLOW FROM OPERATIONS
(Unaudited)	Twelve Months Ended
(Dollars in thousands)	June 30, 2018	Percent of Sales
As reported cash flow from operations	$1,600,287	11.2%
Discretionary pension contribution	—
Adjusted cash flow from operations	$1,600,287	11.2%

	Twelve Months Ended
	June 30, 2017	Percent of Sales
As reported cash flow from operations	$1,302,471	10.8%
Discretionary pension contribution	220,000
Adjusted cash flow from operations	$1,522,471	12.7%

CALCULATION OF FREE CASH FLOW CONVERSION
(Unaudited)	Twelve Months Ended
(Dollars in thousands)	June 30, 2018
Net Income	$1,061,315

Cash flow from operations	1,600,287
Capital expenditures	(247,667)
Free cash flow	$1,352,620
Free cash flow conversion (free cash flow/net income)	127%

PARKER HANNIFIN CORPORATION - JUNE 30, 2018		Exhibit 99.1

RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE
(Unaudited)
(Amounts in dollars)
	Fiscal Year 2019
Forecasted earnings per diluted share	$10.50 - $11.30
Adjustments:
Business realignment charges	0.13
Clarcor costs to achieve	0.07
Adjusted forecasted earnings per diluted share	$10.70 - $11.50